MARKETING AND AGENCY AGREEMENT

THIS AGREEMENT made this 20th day of November, 2006

BETWEEN:

OOO «AVIA MIR» having its principal office at Kalujskaya Square Dom.1, Moscow, Russia ("Avia Mir" or “Agency”)

And

GRAND MOTION, INC. at 112 North Curry Street, Carson City, Nevada 89703 (“Grand Motion” or “Agent”)

WHEREAS, Avia Mir is a travel agency specializing in sales of unique and custom tour packages and airline tickets in Russia and former CIS countries.

WHEREAS, Grand Motion provides marketing assistance.

WHEREAS, the Parties mutually desire to establish a preferred marketing and distribution relationship with each other in order to establish the joint Grand Motion/Avia Mir’s product as a category leader in the specialty tours category on North American market.

THIS AGREEMENT WITNESSETH THAT in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

1. DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1 "Products" means specialty tours, charter flights and airline tickets, offered by Avia Mir.

1.2 "Market" mean those parties within the "Territory" who can be identified as seeing value in the "Products" by Grand Motion.

1.3 "Territory" means the United States of America and Canada.

2. MARKETING

2.1 Subject to all terms and conditions set forth herein, Avia Mir hereby appoints Grand Motion as an Agent for the purpose of marketing of the Products to customers within the Market in consideration of the following:

i)	Cash payment of $1,000 (one thousand dollars) upon signing of this Agreement;

ii)	Grand Motion incurring web sites development expenses up to $10,000 by February 28, 2007;

iii)	Grand Motion incurring minimum marketing expenses of $50,000 USD (fifty thousand) over the initial two year term of this Agreement

2.2 On or before December 31, 2006, Grand Motion shall deliver to Avia Mir a written marketing plan for the Products for the first two (2) Product Years. The Marketing Plan shall be set forth in reasonable and customary detail, and shall include in such plans commercially reasonable descriptions of intended pre-marketing and marketing investments, tactics and efforts, promotion and distribution efforts and mechanisms, compilations of market research and analysis performed for or by Grand Motion, and any other matters relevant to marketing, promotion and sale of the Products.

2.3 Upon receipt of marketing plan, Avia Mir agrees to review, amend and finalize the marketing plan proposed by Grand Motion on or before January 31, 2007. Upon acceptance of the marketing plan by Avia Mir and Grand Motion, the following obligations shall become effective:

GRAND MOTION:

a)	Grand Motion shall be responsible for all aspects of planning and executing of the marketing plan for the duration of this Agreement, including payment for contract obligations and related expenses.

b)

Grand Motion agrees to participate, either directly or by retaining outside contractors in any aspect related to the execution of the marketing plan, including but not limited to: media buying, public relations, market research, search engine optimization, search engine marketing, viral marketing, trade show exhibits, shopping engine management, website development and analytics, path analysis and visitor relationship management, print advertising, one to one marketing and direct mail.

AVIA MIR:

c)

Avia Mir agrees to review and evaluate Grand Motion’s activities pertaining to execution of the marketing plan. Avia Mir agrees that Grand Motion shall make the final decision and have final approval pertaining to each individual contract and opportunity with the understanding of achieving the goals set out in the marketing plan.

d)	Avia Mir agrees to support Grand Motion’s activities by providing:

	i)	Competitive rates on tour packages and airline fares;

	ii)	Any information available to Avia Mir describing the competitive market in the category;

	iii)	Information and training in the specialty tours product category; and

	iv)	Assistance and guidance with directing the marketing efforts to reach the target audience.

2.4 Grand Motion will market the Products to wholesale tour operators and general public in the Territory on behalf of Avia Mir. Grand Motion will develop and launch web sites in English, Russian and Kazakh languages, initiate sales contracts, negotiate terms and draft initial sales agreements. Grand Motion will submit first draft of any sales agreement to Avia Mir for review and approve. The final transaction will take place between Avia Mir and the third party.

3 RIGHTS

3.1 Rights of Grand Motion. Subject to Section 2 hereof, Grand Motion shall have the exclusive right to market, distribute or re-sell the Products within the defined Territory, including, without limitation (a) the right to market, distribute or re-sell the Products, on a stand-alone basis in packages as approved in writing by Avia Mir, and (b) the right to market, distribute or re-sell the Products in combination with (i) products the right to use of which has been obtained by Grand Motion from third parties (ii) products developed or provided directly by Grand Motion subject to Avia Mir’s prior written approval in each instance and/or (iii) any other product mutually agreed upon by the parties to this Agreement. Agent will not modify Product in any way without prior written approval by Avia Mir.

3.2 Grand Motion cannot make any changes to the Products without the prior written consent of Avia Mir.

4 TERM

4.1 This agreement shall be effective on the date first set forth above and shall continue in effect until the second anniversary of the date hereof, unless earlier terminated in accordance with the provisions of Section 17 hereof. The terms and conditions of this Agreement shall continue to apply to any purchase under the normal course of business hereunder ("Purchase") until final delivery is made even if such delivery is made after this Agreement terminates.

4.2 This Agreement will be renewed automatically for the period of one year unless terminated by the parties.

5 PAYMENT TERMS

5.1 In consideration of the obligations undertaken by Grand Motion hereunder, Avia Mir shall pay Grand Motion commission at the rate of 5.0% of gross sales resulting from the sale of the Products.. Payment will be made to Grand Motion within 45 days of a quarter end.

6 TITLE AND RISK OF LOSS

Title to all Products belongs to Avia Mir.

7 EXPENSES

Grand Motion shall pay all costs and expenses incurred by its organization and/or its employees, agents and representatives.

8 CONFIDENTIAL INFORMATION

8.1 Grand Motion shall not utilize or disclose any confidential information, knowledge, or data concerning inventories, improvements, business, production methods, and/or trade secrets of Avia Mir (the "Confidential Information"), except as Avia Mir may otherwise consent to in writing or unless the same information has become public knowledge through no fault by Grand Motion.

8.2 Avia Mir shall not utilize or disclose any confidential information, knowledge, or data concerning business, marketing and production methods, customer information and/or data and/or trade secrets of Grand Motion, except as Grand Motion may otherwise consent to in writing or unless the same information has become public knowledge through no fault by Avia Mir.

9 AGENT'S DUTIES

9.1 Grand Motion will use its best efforts to actively promote the marketing, sales, and distribution of Products.

9.2 Grand Motion will provide prompt and effective service to customer orders, questions, and problems.

9.3 On a semi-annual basis, Grand Motion will submit to Avia Mir a comprehensive sales forecast covering the next six (6) month period for all Products.

9.4 Grand Motion will use best efforts to promote the Products through media advertising, internet, seminars, public relations activities, direct sales or any other means designed to bring them to the attention of potential customers.

9.5 Grand Motion will keep Avia Mir informed regarding conditions in the Territory relevant to the sale of the Products, including marketing trends, competing products, rules and regulations affecting the sale or use of the Products and all extraordinary events relating to the Products.

9.6 Grand Motion will refer to Avia Mir all inquiries regarding the sale or use of the Products outside the Territory.

9.7 Except with the prior written approval of Avia Mir, Grand Motion shall not proceed with negotiation of sales contracts with purchasers who are located outside the Market or the Territory unless otherwise agreed by Avia Mir. Avia Mir will allow Agent to make sales to other territories so long as there is no exclusive distributor with marketing or sales activities being implemented in those territories.

9.8 Grand Motion hereby represents and warrants to and covenants with Avia Mir that Grand Motion is and shall be for so long as the Agreement is in effect, in compliance with all federal, state and local laws, regulations, orders, decrees, rulings and judgments applicable to Grand Motion's ability to perform its obligations hereunder.

10 AGENCY RESPONSIBILITIES

10.1 Avia Mir will provide the Products and Product’s information to Grand Motion upon request.

10.2 Avia Mir will monitor and support online tickets and tours reservation system incorporated in the websites jointly developed by Grand Motion and Avia Mir. Avia Mir will provide to Grand Motion with a quarterly sales report for the sales initiated by customers through the website in English language within 45 days after the quarter end.

10.3 Avia Mir will provide support to Grand Motion during normal business hours of Avia Mir.

10.4 Avia Mir will use reasonable efforts to provide assistance to Grand Motion in special customer situations, when so requested, subject to the availability of Avia Mir's own resources.

10.5 Avia Mir will support Grand Motion by assisting in sales and marketing through joint calls and literature, at times reasonably satisfactory to Avia Mir.

10.6 Avia Mir hereby represents and warrants to and covenants with Grand Motion that Avia Mir is and shall be for so long as this Agreement is in effect, in compliance with all federal, state and local laws, regulations, orders, decrees, rulings and judgments applicable to Avia Mir's ability to perform its obligations hereunder.

11 RESTRICTIONS ON AUTHORITY

11.1 Grand Motion has no authority, under any circumstances, either expressed or implied, to incur any liability or obligations on behalf of Avia Mir, including, but not limited to:

11.2 Making any quotations on any special Products, modifications to standard Products without a written quotation from Avia Mir;

11.3 Binding Avia Mir to any contract of employment. Grand Motion is solely responsible for its own sales persons and its representatives, and for their actions. Grand Motion has no authority to endorse checks or commercial papers, or to carry any accounts in the name of Avia Mir;

11.4 Making any warranties or representations to third parties with regard to the Products without Avia Mir's prior written approval.

12. INSPECTION BY AGENCY

Grand Motion agrees that Avia Mir shall have the right to inspect the manner of use of the Confidential Information (as herein defined) by Grand Motion and the quality of marketing of the Products in connection with which the Confidential Information is used. Grand Motion also agrees that Avia Mir shall have the right to review any documents or items which are to be made available to the public which contain the Confidential Information, including, without limitation, advertising, promotional materials and devices and contract forms. Avia Mir agrees to designate an employee to review all such documents or items. Grand Motion shall consult regularly with Avia Mir's designated representative on the proper and appropriate use of the Confidential Information in all such documents or items and shall submit representative samples thereof for written approval.

13 INDEMNIFICATION BY AGENT AND BY AGENCY

13.1 Grand Motion agrees, during and after the term of this Agreement, to indemnify and to hold Avia Mir harmless from and against any and all loss, damage, liability and costs and expenses (including reasonable attorney's fees and expenses) in connection therewith incurred by Avia Mir as a result of any breach of this Agreement by, or any act of omission or commission on the part of, Grand Motion or any of its agents, servants or employees, from all claims, damages, suits or rights of any persons, firms or corporations arising from the operation of the business of Grand Motion.

13.2 Avia Mir agrees, during and after the term of this Agreement, to indemnify and to hold Grand Motion harmless from and against any and all loss, damage, liability and costs and expenses (including reasonable attorneys' fees and expenses) in connection therewith incurred by Grand Motion as a result of any breach of this Agreement by, or any act of omission or commission on the part of, Avia Mir or any of its agents, servants or employees, from all claims, damages, suits or right of any persons, firms or corporations arising from the operation of the business of Avia Mir.

14 RESERVATION OF RIGHTS BY AGENCY

Avia Mir reserves the right, in its sole discretion and without thereby incurring any liability to Agent, to modify the Products as it sees fit during the term of the Agreement. Modification of the "Products" may be implemented for many reasons including changing terms, dates, destinations, specific tour packages and airline carriers.

15 FORCE MAJEURE

Grand Motion and Avia Mir shall not be liable for delays or failure to fulfill the terms of this Agreement due to causes beyond their reasonable control. Such causes may include, but are not restricted to Acts of God, fires, floods, strikes, accidents, riot, war, government interference, rationing allocations and embargoes. In the event of a delay, the date or dates for performance of this Agreement shall be extended for a period equal to the time lost by reason of delay, provided that either party who is not affected by any of such causes may terminate the Agreement immediately upon written notice to the other party should any of such causes last over 60 days.

16 CONSEQUENTIAL DAMAGES

16.1 In no event shall Avia Mir be liable to Grand Motion or to Grand Motion's employees, officers, directors, shareholders, customers or affiliates for any incidental or consequential damages, including, without limitation, or any loss, damage, claim, liability or expense, of any kind or nature, caused directly or indirectly by the furnishing of Products or marketing materials pursuant to this Agreement, or by any interruption of service, or loss of use thereof or for any loss of business or damage to Grand Motion or end user whatsoever and however caused, even Avia Mir is aware of the risk of such damages.

16.2 In no event shall Grand Motion be liable to Avia Mir or to Avia Mir's employees, officers, directors, shareholders, customers or affiliates for any incidental or consequential damages, including, without limitation, or any loss, damage, claim, liability or expense, of any kind or nature, caused directly or indirectly by the furnishing of Products pursuant to this agreement, or by any interruption of service, or loss of use thereof or for any loss of business or damage to Avia Mir or end user whatsoever and however caused, even if Agent is aware of the risk of such damages.

17 TERMINATION OR CANCELLATION

The term of this agreement shall be for an initial period of two (2) years from its Effective Date as the date appears on the first page, and in the event that Grand Motion faithfully performs its entire obligation required hereby. At any time during the initial term or any extended term of this Agreement either party shall have termination right except for the reason as stated in Section 17.1

17.1 Termination by Grand Motion. Grand Motion may, upon ten (10) days prior written notice to Avia Mir, terminate this Agreement if:

17.1.1 Avia Mir fails to perform any material provision of this Agreement for thirty (30) days after written notice of such failure has been provided by Grand Motion to Avia Mir and fails to cure such failure within such thirty (30) day period; or

17.1.2 Any receiver of any property of Avia Mir shall have been appointed; Avia Mir shall have made an assignment for the benefit of creditors; Avia Mir shall have made any assignment or have had a receiving order made against it under the applicable bankruptcy laws; Avia Mir shall have become bankrupt or insolvent; Avia Mir shall have made application for relief under the provisions of any statute now or hereafter in force concerning bankrupt or insolvent debtors; or any action whatever, legislative or otherwise, shall have been taken with a view to the winding up, dissolution or liquidation of Avia Mir.

17.2 Termination by Avia Mir. Avia Mir may, by ten (10) days prior written Notice to Grand Motion, terminate this Agreement if Grand Motion fails to:

17.2.1 Perform any material provision of this Agreement for thirty (30) days after written notice of such failure has been provided by Avia Mir to Grand Motion; or

17.2.2 Any receiver of any property of Grand Motion shall have been appointed; Grand Motion shall have made an assignment for the benefit of creditors; Grand Motion shall have made any assignment or have had a receiving order made against it under the applicable bankruptcy laws; Grand Motion shall have become bankrupt or insolvent; Grand Motion shall have made application for relief under the provisions of any statute now or hereafter in force concerning bankrupt or insolvent debtors; or any actions whatever, legislative or otherwise, shall have been taken with a view to the winding up, dissolution or liquidation of Grand Motion.

17.3 Continuing Obligations

17.3.1 In the event of the termination of this Agreement for any reason, all rights and interest granted to Grand Motion by Avia Mir under the terms of this Agreement shall immediately revert to Avia Mir and Grand Motion shall within thirty (30) days after said termination return to Avia Mir, at Grand Motion's expense, all written documents of Avia Mir of whatever kind including drawings and copies of any kind made thereof by anybody, relating to the Products or the sale thereof. Grand Motion agrees that, in the event of such termination it will immediately discontinue and no longer use in any manner whatsoever any of Avia Mir's documents or Confidential Information received hereunder relating to the Products and that it will immediately discontinue the use of the Trade Marks, if any, of Avia Mir.

17.3.2 In the event of the termination of this Agreement, all rights and interest granted to Avia Mir by Grand Motion under the terms of this Agreement shall immediately revert to Grand Motion.

17.4 Survival of Provisions. The following provisions shall survive the termination of this Agreement for whatever reasons: Sections 1, 7, 8, 11, 16, 17, 18, 19, 20, 21, 22, 23, 24, and 25.

18 GENERAL CONDITIONS

18.1 No amendment, change or revision, or discharge of this agreement shall have any Force or effect unless set forth in writing and signed by duly authorized representatives of both parties.

18.2 ILLEGAL PAYMENTS; Agent certifies, and will certify each year, that Agent does not make payments which are illegal in the countries of the Territory or in the country in which such payments are made in connection with the political contributions which are illegal in the countries of the Territory or in the country in which such contributions are made, to any Government, Government official, political party, political candidate, or other political organization.

19 COMPLETE AGREEMENT

19.1 This Agreement, including all attachments, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all previous communications, representation, understanding, and agreements, either oral or written between the parties or any official or representative thereof. This Agreement shall be modified only by the instrument in writing and signed by duly authorized representatives of both parties.

20 NOTICES

20.1 All notifications, reports, requests for changes, or additions to this Agreement shall be in writing and addressed as follows:

GRAND MOTION:	Grand Motion, Inc.
112 North Curry Street,
Carson City, NV 89703
USA

AVIA MIR:	OOO «Avia Mir»
Kalujskaya Square Dom.1,
Moscow
Russia

20.2 Addresses may be modified at any time by written notification from one party to the other party. Any such notice or other communication shall be deemed given and effective when delivered personally or by e-mail or three (3) days after the postmark date if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed to a party as stated above.

21 SEVERABILITY

If any provision herein shall be held to be invalid or unenforceable for any reason, such provision shall, to the extent of such invalidity or unenforceability, be severed, but without in any way affecting the remainder of such provisions or any other provision contained herein, all of which shall continue in full force and effect.

22 ASSIGNMENT

The delegation or assignment by either party hereto of any or all of its duties, obligations or rights hereunder, without the prior written consent of the other party hereto, shall be void. However, nothing herein shall be construed to prevent Avia Mir from assignment its right to receive payments due it under the terms of this Agreement.

23 GOVERNING LAW

This Agreement and all disputes and suits related thereto shall be governed by and construed and interpreted in accordance with the laws of the Province of British Columbia without regard to any conflicts of law rules.

24 NO WAIVER

No delay or failure by either party to exercise or enforce at any time any right or provision of this Agreement shall be considered a waiver thereof or of such party's right thereafter to exercise or enforce each and every right and provision of this Agreement. A waiver to be valid shall be in writing, but need not be supported by consideration.

25 MISCELLANEOUS

25.1 Unless otherwise specified herein, all payments required to be made hereunder shall be made in United States funds.

25.2 Time shall be of the essence of this Agreement and of each and every part hereof.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

OOO «AVIA MIR»	GRAND MOTION, INC.

By: Tatyana Khorolskaya	By: Janetta Voitenkova
Tatyana Khorolskaya, Director	Janetta Voitenkova, President

Date: 20/11/2006	Date: 20/11/2006

C/S